Exhibit 3.3

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS
OF
GRAYSCALE INVESTMENTS, INC.

(Pursuant to Sections 151 of the
General Corporation Law of the State of Delaware)

The undersigned, Edward McGee, does hereby certify that:

1. He is the Chief Financial Officer of Grayscale Investments, Inc., a Delaware corporation (the “Company”).

2. The Company is authorized to issue 25,000,000 shares of preferred stock, of which none have been issued.

3. The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Company provides for a class of its authorized stock known as preferred stock, consisting of 25,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Securities Purchase Agreement, up to 25,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.
Definitions.
“Affiliate” has the meaning set forth in Rule 144.
“Antitrust Laws” means the HSR Act and any applicable antitrust, competition or merger control laws or regulations.
“Antitrust Restrictions” has the meaning set forth in Section 8(P).
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.
“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.
“Business Combination Event” has the meaning set forth in Section 9.
“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.
“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Cash” means all cash and liquid funds.
“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States Government, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof, or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $5,000,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.
“Close of Business” means 5:00 p.m., New York City time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company, subject to Section 7(F).
“Common Stock Change Event” has the meaning set forth in Section 7(F)(i).
“Company EBITDA” means, for any relevant period, the EBITDA of the Company, calculated as: (i) total net income (loss); (ii) plus (minus) interest expense (income) (iii) plus (minus) income taxes (recovery); (iv) plus depreciation; and (v) plus amortization.
“Company Redeemed Shares” has the meaning set forth in Section 4(C)(i).
“Company Redemption Date” has the meaning set forth in Section 4(C)(i).

“Company Redemption Notice” has the meaning set forth in Section 4(C)(i).
“Company Registration” means the initial listing of shares of Common Stock on a national securities exchange including, for the avoidance of doubt, a Qualified IPO or Direct Listing.
“Compliance Certification” has the meaning set forth in Section 8(Q).
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co‑made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Conversion Consideration” has the meaning set forth in Section 7(C)(i).
“Conversion Date” has the meaning set forth in Section 7(A).
“Conversion Price” means (i) with respect to a mandatory conversion upon a Qualified IPO pursuant to Section 7(A), the product of the public offering price per share of Common Stock sold in the Qualified IPO multiplied by ninety two percent (92%) and (ii) with respect to a mandatory conversion upon a Direct Listing, the product of the Direct Listing Reference Price multiplied by ninety two percent (92%).
“Conversion Rate” means a number of shares of Common Stock equal to the Stated Value divided by the Conversion Price; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 7; provided, further, that whenever this Certificate of Designation refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.
“Conversion Settlement Date” has the meaning set forth in Section 7(C)(iii).
“Convertible Securities” means any Capital Stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock on the Eligible Exchange on which the Common Stock is listed for trading (as displayed under the heading “Bloomberg VWAP” on the Bloomberg VAP page for the Company (or if the VAP page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Default Redemption Price” means a cash amount per share of Preferred Stock equal to (A) (i) the Default Redemption Price Multiplier multiplied by (ii) the Stated Value of a share of Preferred Stock plus (B) accrued and unpaid dividends on such share of Preferred Stock.
“Default Redemption Price Multiplier” means one hundred fifty percent (150%) during the period beginning on the Triggering Event Redemption Date or applicable Holder Redemption Date (as applicable) and ending on the thirtieth (30th) day following such Triggering Event Redemption Date or Holder Redemption Date (as applicable), which amount shall increase by ten percent (10%) on the last day of each thirty (30) day period thereafter until the Holder receives the applicable Default Redemption Price.
“Digital Assets” means cryptocurrencies, decentralized application tokens and protocol tokens, blockchain-based assets and other cryptofinance and digital assets, including digital assets related to or associated with participation or investment in smart contracts or blockchain networks for the purpose of staking, network participation, liquidity provisioning and on-chain governance, or instruments for the purchase of such, whether issued in a private or public transaction, or any digital or virtual representation of value which is associated with any blockchain or distributed ledger or any electronic record in which an individual has a right or interest or any other intangible asset that is presently or in the future becomes recognized as a digital asset, including without limitation any of the foregoing that is created by any hard fork, airdrop or other alteration in any associated blockchain or distributed ledger.
“Direct Listing” means a direct listing of the Company’s Common Stock on an Eligible Exchange.
“Direct Listing Reference Price” means the arithmetic average of the Daily VWAPs of the Common Stock during the period beginning on the date of the Direct Listing and ending on the twentieth (20th) VWAP Trading Day thereafter.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(A)
matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(B)
is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(C)
is redeemable at the option of the holder thereof, in whole or in part,
(D)
in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the redemption of all shares of Preferred Stock.
“Dividend Payment Date” means (A) each January 1, April 1, July 1 and October 1 of each calendar year, beginning on January 1, 2026 and (B) any Conversion Settlement Date.
“DTC” means The Depository Trust Company.
“Eligible Exchange” means the Nasdaq Stock Market or the New York Stock Exchange (or any of their respective successors).
“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excess Preferred Stock” means a number of shares of Other Preferred Stock that would be redeemable into a cash amount equal to the excess of the aggregate liquidation preference of all outstanding shares of Other Preferred Stock over an amount equal to (i) the Pro Forma Amount Cap minus (ii) any indebtedness outstanding included in clause (ii) of the definition of “Pro Forma Amount Cap”.
“Exercise Transactions” has the meaning set forth in Section 8(P).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fundamental Change” means any of the following events:
(A)
a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Permitted Holder, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, becomes the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;
(B)
the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries or Permitted Holders); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B); or
(C)
the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or
(D)
following a Direct Listing, the Common Stock ceases to be listed on an Eligible Exchange.

For purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 6(A)(iii).

“Fundamental Change Redemption Date” means the date as of which shares of Preferred Stock must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(A)(ii).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Certificate of Designation and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“GSO EBITDA” means, for any relevant period, the EBITDA of GSO Operating, LLC, calculated as: (i) total net income (loss); (ii) plus (minus) interest expense (income) (iii) plus (minus) income taxes (recovery); (iv) plus depreciation; and (v) plus amortization.
“GSO LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Grayscale Operating, LLC in effect as of the date hereof.
“Holder” means any person in whose name the shares of Preferred Stock are registered on the books of the Company, which initially comprises the Initial Holders.
“Holder Redeemed Shares” has the meaning set forth in Section 4(B)(iii).
“Holder Redemption” has the meaning set forth in Section 4(B)(i).
“Holder Redemption Date” has the meaning set forth in Section 4(B)(i).
“Holder Redemption Notice” has the meaning set forth in Section 4(B)(i).
“Holder Redemption Price” means a cash amount per share of Preferred Stock equal to the Stated Value of a share of Preferred Stock plus accrued and unpaid dividends on such share of Preferred Stock.
“HSR Act” has the meaning set forth in Section 8(P).
The term “including” means “including without limitation,” unless the context provides otherwise.
“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit,

(B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.
“Independent Investigator” has the meaning set forth in Section 8(O).
“Initial Holders” means HBC ICAV Trading LP, Hudson Bay Special Opportunities Master Fund (C) LP, Graham Macro Strategic Ltd., Graham Credit Opportunities Ltd., The Market Opportunities Fund, The Paradigm Fund, The Small Cap Opportunities Fund, The Internet Fund, Seven Grand Partners, LLC, CM Sub-Advised Fund 2 Ltd., Riverview Omni Master Fund LP and Arca Digital Assets Master Fund, LP.
“Initial Holder Redemption Notice” has the meaning set forth in Section 4(B)(iii).
“Initial Holder Redemption Date” has the meaning set forth in Section 4(B)(iii).
“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets solely to the extent of the amount in excess of the fair market value.
“Issue Date” means October 22, 2025.
“Junior Securities” means the Company’s Common Stock, Convertible Securities, and Excess Preferred Stock.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Certificate of Designation.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Maximum Percentage” has the meaning set forth in Section 7(G).
“Monthly Distribution” has the meaning set forth in Section 8(F)(b)(iii).
“Monthly Distribution Cap” means, with respect to each calendar month, an amount (which shall not be less than zero) equal to 75% of GSO EBITDA for such month less the estimated tax liability of the Company in respect of net taxable income for such month to be allocated to the Company’s common limited liability interests in Grayscale Operating, LLC.
“Payment Obligations” has the meaning set forth in Section 5(C).
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Other Holder Redemption Notice” has the meaning set forth in Section 4(B)(iii).
“Other Preferred Stock” means any class of stock ranking as to dividends, redemption or distribution of assets upon any liquidation, dissolution or winding-up of the Company senior to, or otherwise pari passu with, the Preferred Stock.
“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
“Permitted Holders” means Digital Currency Group, Inc. and its affiliates.
“Permitted Indebtedness” means (A) Indebtedness actually disclosed pursuant to the Securities Purchase Agreement as in effect on the Issue Date; (B) Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices; (C) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) at any time outstanding, (D) Contingent Obligations that are guarantees of the Indebtedness described in clauses (A) through (D) and (E) additional Indebtedness, provided that the principal amount of such Indebtedness, together with the then applicable Pro Forma Amount, does not exceed the Pro Forma Amount Cap.

“Permitted Intellectual Property Licenses” means (A) Intellectual Property licenses actually disclosed pursuant to the Securities Purchase Agreement as in effect on the Issue Date, and (B) non-perpetual Intellectual Property licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during a Triggering Event.
“Permitted Investment” means: (A) Investments actually disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States with assets of at least five billion dollars ($5,000,000,000) maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary thereof; (F) Investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed two hundred fifty thousand dollars ($250,000) at any time; (G) Investments in Wholly Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; (I) Investments using the proceeds of any Indebtedness incurred pursuant to clause (E) of the definition of “Permitted Indebtedness” and (J) additional Investments that do not exceed two million five hundred thousand dollars ($2,500,000) in the aggregate in any twelve (12) month period.
“Permitted Liens” means any and all of the following: (A) Liens deemed to be disclosed pursuant to the Securities Purchase Agreement as in effect as of the Issue Date; (B) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings if the Company maintains adequate reserves therefor in accordance with GAAP; (C) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (D) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Triggering Event hereunder; (E) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (F) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (G) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (H) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (I) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (J) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (K) Liens on Cash or Cash Equivalents securing obligations permitted under clauses (B) or (C) of the definition of Permitted Indebtedness; (L) Liens securing Indebtedness permitted under clause (E) of the definition of Permitted Indebtedness; and (M) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (B) through (L) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly Owned Subsidiaries under clause (G) of Permitted Investments; and (E) any other transfers or dispositions of assets so long as, after giving effect to such transfer or disposition, Cash and Cash Equivalents held by the Company and/or its consolidated Subsidiaries would exceed $250 million.
“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pro Forma Amount” shall mean, on a pro forma basis, the sum of (i) the aggregate liquidation preference of all outstanding shares of Other Preferred Stock outstanding plus (ii) the aggregate principal amount of all outstanding Indebtedness, other indebtedness for borrowed money (including, but not limited to, obligations and contingent obligations under guarantees, but excluding Permitted Indebtedness incurred pursuant to clause (B) of the definition of “Permitted Indebtedness”) and debt securities outstanding.

“Pro Forma Amount Cap” shall mean an amount equal to twice the Company EBITDA for the twelve (12) month period ending as of the Company’s most recently completed fiscal quarter for which financial statements are available.
“Prohibited Subsidiary Stock” means (i) to the extent the Company or any Subsidiary thereof holds preferred stock of a Subsidiary of the Company, any (x) newly issued shares of such preferred stock or (y) new class of stock ranking as to dividends, redemption or distribution of assets upon any liquidation, dissolution or winding-up of such Subsidiary senior to, or otherwise pari passu with, the preferred stock of such Subsidiary outstanding and held by the Company or other Subsidiary (as applicable) as of the Issue Date and (ii) to the extent the Company or any Subsidiary thereof holds common stock of a Subsidiary, any newly issued shares of common stock or preferred stock of such Subsidiary issued after the Company or other Subsidiary, provided that Prohibited Subsidiary Stock shall not include stock options, restricted share units, performance share units, deferred share units and other stock-based awards (including any Capital Stock issued upon the exercise or vesting thereof) awarded to employees, officers or directors of the Company or Subsidiary (as applicable) pursuant to equity incentive plans in effect as of the Issue Date or otherwise approved by the Required Holders.
“Qualified IPO” means the first sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least two hundred fifty million dollars ($250,000,000) of gross proceeds (including, for the avoidance of doubt, any secondary component) (or such lesser amount consented to by the Required Holders in their sole discretion) and in connection with such offering the shares of Common Stock are listed for trading on an Eligible Exchange.
“Redeeming Holder” has the meaning set forth in Section 4(B)(i).
“Redemption Upon Fundamental Change” means the repurchase of any shares of Preferred Stock by the Company pursuant to Section 6(A).

“Reference Property” has the meaning set forth in Section 7(F)(i).

“Reference Property Unit” has the meaning set forth in Section 7(F)(i).
“Reported Outstanding Share Number” has the meaning set forth in Section 7(G).
“Required Holders” has the meaning set forth in the Securities Purchase Agreement.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of October 22, 2025 between the Company and the Holders, providing for the issuance of the Preferred Stock.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.
“Standard Redemption Price” means a cash amount per share of Preferred Stock equal to (A) (i) the Standard Redemption Price Multiplier multiplied by (ii) the Stated Value of a share of Preferred Stock plus (B) accrued and unpaid dividends on such share of Preferred Stock.
“Standard Redemption Price Multiplier” means one hundred and fifty percent (150%) during the period beginning on the Issue Date and ending on the six (6) month anniversary thereof, which amount shall decrease by ten (10) percentage points on the last day of each six (6) month period thereafter until the three (3) year anniversary of the Issue Date, such that on and after the three (3) year anniversary of the Issue Date the Standard Redemption Price Multiplier shall be one hundred percent (100%).
“Stated Dividend” has the meaning set forth in Section 4(A).
“Stated Dividend Rate” means a rate per annum equal to eight percent (8%).
“Stated Value” means, with respect to any share of Preferred Stock, $10 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock).
“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Successor Corporation” has the meaning set forth in Section 9(A).
“Successor Person” has the meaning set forth in Section 7(F)(i).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the Eligible Exchange on which the Common Stock is then listed; and (B) there is no Market Disruption Event, provided that the Holder, by written notice to the Company, may waive any such Market Disruption Event.
“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.
“Trigger” means any event that is (or, after notice, passage of time or both, would be) a Triggering Event.
“Trigger Dividend” has the meaning set forth in Section 10(C).
“Trigger Dividend Rate” means a rate equal to thirteen percent (13%) less the then current Stated Dividend Rate.
“Triggering Event” has the meaning set forth in Section 10(A).
“Triggering Event Notice” has the meaning set forth in Section 10(B).
“Triggering Event Redeemed Shares” has the meaning set forth in Section 10(D)(ii).
“Triggering Event Redemption Date” means any date that the Company is required to redeem the outstanding shares of Preferred Stock pursuant to Section 10(D)(i) or Section 10(D)(ii) (for the avoidance of doubt, without regard to whether the Company has sufficient legally available assets to pay the Default Redemption Price applicable to such redemption).
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.
“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the Eligible Exchange on which the Common Stock is then traded to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common

Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by written notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the Eligible Exchange on which the Common Stock is then traded.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 2.
Designation, Amount and Par Value.

The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 25,000,000. Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3.
Rights and Preferences of the Preferred Stock.
A.
Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, including a Fundamental Change, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Standard Redemption Price and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made in respect of Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

B.
Protective Provisions. As long as any shares of Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Designation) the written consent or affirmative vote of the Required Holders, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.
1.
alter or change the powers, preferences or rights given to the Preferred Stock in a material and adverse manner or alter or amend this Certificate of Designation in such a manner so as to materially and adversely affect any rights of the Holders;
2.
amend its certificate of incorporation or other charter documents in any manner that adversely affects the economics, rights, power, preferences or privileges of the Holders;
3.
increase the number of authorized shares of Preferred Stock; or

4.
enter into any agreement with respect to any of the foregoing.
Section 4.
Dividends; Holder Redemption Elections; Company Redemption Election.
(A)
Dividends. From and after the Issue Date, each Holder will be entitled to receive, on a cumulative basis, whether or not authorized or declared, out of assets of the Company that are legally available therefor, dividends on each share of Preferred Stock (the “Stated Dividend”) at a rate per annum equal to the Stated Dividend Rate on the amount equal to the sum of (a) the Stated Value plus (b) all accrued and unpaid dividends on such share of Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends). Stated Dividends on each share of Preferred Stock will (i) accrue on the Stated Value and all accrued and unpaid dividends on such share; (ii) accrue daily and compound quarterly from, and including, the most recent date to which a Stated Dividend has been paid or duly provided for (or, if no Stated Dividend has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Dividend; (iii) be paid to Holder in cash on each Dividend Payment Date in accordance with Section 5(A); (iv) be paid to Holder with respect to any shares of Preferred Stock on which such dividends have accrued (including dividends accrued and unpaid on previously unpaid dividends thereon) concurrently on any date on which any such shares of Preferred Stock are redeemed, converted or otherwise retired (including, without limitation, a Conversion Settlement Date, Company Redemption Date, Holder Redemption Date, Fundamental Change Redemption Date or Triggering Event Redemption Date) and (v) be computed on the basis of a 360-day year comprised of twelve 30-day months.
(B)
Holder Redemption Election.
(i)
At any time following the one (1) year anniversary of the Issue Date, the Holder (the “Redeeming Holder”) may require the Company to redeem, out of assets of the Company legally available therefor, all or a portion of the then outstanding shares of Preferred Stock held by such Redeeming Holder (a “Holder Redemption”) at the Holder Redemption Price on a date to be determined by the Redeeming Holder in its discretion (any such date, a “Holder Redemption Date”), provided, that the Redeeming Holder must provide written notice of a Holder Redemption, which notice shall state the Holder Redemption Date and the number of shares of Preferred Stock to be redeemed (a “Holder Redemption Notice”) at least five (5) Business Days prior to such Holder Redemption Date, provided further, that if the Redeeming Holder shall not receive the Holder Redemption Price on the applicable Holder Redemption Date, the Holder Redemption Price applicable to such Holder Redemption shall be the Default Redemption Price. Each Holder (including, for the avoidance of doubt, the Redeeming Holder) may convert any number of shares of Preferred Stock held by such Holder prior to the time the Company has made payment of the Holder Redemption Price or Default Redemption Price (as applicable).
(ii)
If any share of Preferred Stock is to be redeemed in full pursuant to this Section 4(B) then, from and after the date the related Holder Redemption Price or Default Redemption Price (as applicable) is paid in full, such share will cease to be outstanding.

(iii)
Upon receipt of a Holder Redemption Notice (the “Initial Holder Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day following the Company’s receipt thereof, forward to all other Holders a copy of such Initial Holder Redemption Notice. If the Company receives any additional Holder Redemption Notices (each, an “Other Holder Redemption Notice”) prior to the Holder Redemption Date specified in the Initial Holder Redemption Notice (the “Initial Holder Redemption Date”), and the Company is unable to redeem all shares of Preferred Stock designated in the Initial Holder Redemption Notice and such Other Holder Redemption Notices (the “Holder Redeemed Shares”), then the Company shall, on the Initial Holder Redemption Date, redeem from each applicable Redeeming Holder such Redeeming Holder’s pro rata amount of the Holder Redeemed Shares based on the number of Holder Redeemed Shares such Redeeming Holder designated for redemption in such Redeeming Holder’s Holder Redemption Notice at the Default Redemption Price.
(C)
Company Redemption Election.
(i)
The Company may redeem, out of assets of the Company legally available therefor, a number of shares of Preferred Stock equal to (x) all the then outstanding shares of Preferred Stock or (y) no more than fifty percent (50%) of the outstanding shares of Preferred Stock as of the Issuance Date so long as at least fifty percent (50%) of the Preferred Stock outstanding as of the Issuance Date remain outstanding after giving effect to such redemption (a “Company Redemption”) on a date to be determined by the Company in its discretion (any such date a “Company Redemption Date”), for a cash redemption price per share of Preferred Stock equal to the Standard Redemption Price; provided, that the Company must provide written notice of a Company Redemption (a “Company Redemption Notice”), which notice shall state the Company Redemption Date and the number of shares of Preferred Stock to be redeemed (the “Company Redeemed Shares”) at least five (5) Business Days prior to such Company Redemption Date. Each Holder may convert any number of shares of Preferred Stock held by such Holder prior to the time the Company has made payment of the Standard Redemption Price.
(ii)
Notwithstanding anything herein to the contrary, the Company will not have the right to, and will not, make any Company Redemption pursuant to this Section 4(C) (x) during the period beginning on the date of a Holder Redemption Notice and ending on the date that the Holder receives the Holder Redemption Price or, if applicable, the Default Redemption Price, related to such Holder Redemption Notice or (y) on and after the occurrence of a Direct Listing or Qualified IPO.
(iii)
If any share of Preferred Stock is to be redeemed in full pursuant to this Section 4(C) then, from and after the date the related Standard Redemption Price is paid in full, such share will cease to be outstanding.
(iv)
If the Company effects a Company Redemption pursuant to this Section 4(C), on the Company Redemption Date it shall redeem from each Holder such Holder’s pro rata amount of such Company Redeemed Shares based on the number of shares of Preferred Stock then-held by such Holder.

Other than as set forth in this Section 4(C), the Company may not redeem any shares of Preferred Stock or the shares of Common Stock issued upon conversion thereof without the prior written consent of the Holder.

Section 5.
Method of Payment; When Payment Date is Not a Business Day.
(A)
Method of Payment. The Company will pay all cash amounts due under this Certificate of Designation by wire transfer of immediately available funds to the account of the Holder as set forth in a written notice of an account of such Holder delivered by the Holder to the Company at least one (1) Business Day before the date such amount is due.
(B)
Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on the shares of Preferred Stock as provided in this Certificate of Designation is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designation, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.
(C)
Taxes.
(i)
Any and all payments by the Company of the Holder Redemption Price, Standard Redemption Price, the Default Redemption Price, Stated Dividend, Trigger Dividend, or Conversion Consideration (“Payment Obligations”) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Taxes from any Payment Obligations by a withholding agent (including, for the avoidance of doubt, the Holder or an affiliate thereof acting in such capacity), then the applicable withholding agent shall be entitled to make such deduction or withholding and any amount so deducted or withheld shall be treated as received by the Holders in respect of which such amounts were deducted or withheld, provided that, if any such Taxes are required to be deducted or withheld as a result of the Company’s failure to pay dividends on, redeem, or convert the Preferred Stock on a timely basis, (i) such amounts shall be paid to the relevant governmental authority in accordance with applicable law and (ii) such amounts so payable to the Holder shall be increased to the extent necessary to yield the Holder (after payment of all Taxes) interest or any such amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.
(ii)
Each Holder will provide, at the time it becomes a Holder, promptly upon any such previously delivered form becoming incorrect or obsolete and at such other times as reasonably requested by the Company, a properly completed and duly executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is exempt from or not subject to backup withholding (the “Tax Form Requirement”). Notwithstanding anything in this Certificate of Designation, the Investors’ Rights Agreement or the Securities Purchase Agreement to the contrary, no Holder shall be permitted to transfer any Preferred Stock to any person unless prior to such transfer the transferee has satisfied the Tax Form Requirement, and any purported transfer not complying with the Tax Form Requirement shall be void ab initio.

(iii)
Except in circumstances where the Tax Form Requirement has not been satisfied, the Company shall use reasonable efforts to notify the Holders of its intent to withhold any U.S. federal income taxes at least two (2) Business Days before any such withholding would be imposed, and shall use reasonable efforts to cooperate with the Holders to mitigate or reduce any such withholding taxes to the extent permitted by applicable law. The Company shall have the right to take such measures as are reasonably necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment, Stated Dividend or distribution to any Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Company in its custody or over which it has control. Any Holder that has failed to satisfy the Tax Form Requirement shall indemnify the Company and its Affiliates for, and hold harmless the Company and its Affiliates from and against, any and all withholding Tax, including penalties and interest, payable by or assessed against the Company or any of its Affiliates in respect of the Preferred Stock held by such Holder and resulting from or attributable to such Holder’s failure to satisfy the Tax Form Requirement.
(iv)
The Preferred Stock is intended to be treated, and the Company shall treat the Preferred Stock, as equity (and not debt) for U.S. federal income tax purposes. The Company and each Holder agree that it is their intention that for U.S. federal income tax purposes, (a) the terms of the Preferred Stock do not require the Holders to be treated as recognizing income on any distributions in respect of the Preferred Stock (1) under Sections 305(b) or 305(c) of the Code solely on account of the accrual of any dividends thereon unless and until such dividends are declared and paid in cash, or (2) upon the conversion thereof for the Conversion Consideration, except to the extent of any dividends in arrears at the time of such conversion, (b) a redemption of the Preferred Stock held by a Holder in full shall be treated as a sale or exchange of such Preferred Stock, provided that, after such redemption, such Holder does not own, and is not treated as owning (including by reason of Section 318 of the Code) any Preferred Stock, common stock or any other equity interest in the Company and (c) a redemption, in whole or in part, of the Preferred Stock, effected at a time when neither a Direct Listing nor an underwritten public offering of Common Stock has occurred, shall be treated as a sale or exchange. The Company shall file all U.S. federal income tax returns and otherwise report for U.S. federal income tax purposes consistent with this Section 5(C)(iv), in each case unless otherwise required by (x) a change in applicable law after the date of the Closing, or (y) a determination (as defined in Section 1313(a) of the Code).
(v)
The Company shall (a) provide to any Holder, upon Holder’s written request, (i) a certification that the Preferred Stock does not constitute a “United States real property interest”, in accordance with Treasury Regulations Section 1.897-2(h)(1) or (ii) written notice of its legal inability to provide such a certification and (b) in connection with the provision of any certification pursuant to the preceding clause (a)(i), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h).

Section 6.
Required Redemption upon a Fundamental Change.
(A)
Redemption Upon Fundamental Change.
(i)
Subject to the other terms of this Section 6(A), if a Fundamental Change occurs, then the Holder will have the right to require the Company to redeem, out of assets of the Company legally available therefor, all or any portion of the shares of Preferred Stock owned by such Holder on the Fundamental Change Redemption Date for such Fundamental Change for a cash purchase price equal to the Standard Redemption Price.
(ii)
Fundamental Change Redemption Date. The Fundamental Change Redemption Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(A)(iii); and (y) the effective date of such Fundamental Change.
(iii)
Fundamental Change Notice. No later than the tenth (10th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof (provided, however, in no event shall such notice be required prior to the Company’s actual public announcement of such Fundamental Change), stating the expected date such Fundamental Change will occur. No later than the later of five (5) Business Days after the date of delivery of the Fundamental Change Notice and two (2) Business Days prior to the effective date of the related Fundamental Change, the Holder shall notify the Company in writing whether it will require the Company to redeem all or any portion of the shares of Preferred Stock owned by such Holder and specify the Fundamental Change Redemption Date.
(B)
Effect of Redemption. If any shares of Preferred Stock are to be redeemed upon a Redemption Upon Fundamental Change, then, from and after the date the related Standard Redemption Price is paid in full, such shares of Preferred Stock will cease to be outstanding and dividends will cease to accrue on such shares of Preferred Stock.
Section 7.
Conversion.
(A)
Automatic Conversion. Each outstanding share of Preferred Stock shall automatically convert into shares of Common Stock upon (x) the closing of a Qualified IPO or (y) the date that is twenty one (21) VWAP Trading Days immediately following a Direct Listing (the date of such conversion referred to herein as a “Conversion Date”). The Holder may not convert the shares of Preferred Stock at any time prior to a Qualified IPO or a Direct Listing of the Company’s Common Stock.
(B)
Conversion Procedures.
(i)
Holder of Record of Conversion Consideration. The person who is the holder of record of the Preferred Stock will be deemed to become the holder of record of shares of Common Stock upon conversion thereof as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(ii)
Taxes and Duties. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.
(C)
Settlement upon Conversion.
(i)
Generally. The consideration (the “Conversion Consideration”) due in respect of each share of Preferred Stock to be converted will consist of the following:
(1)
a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; and
(2)
a cash payment equal to the accrued and unpaid dividends on such share of Preferred Stock to, but excluding, the Conversion Settlement Date.
(ii)
Fractional Shares. The total number of shares of Common Stock due in respect of any conversion of the shares of Preferred Stock pursuant to this Section 7 will be determined on the basis of the total number of shares of Preferred Stock to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock is not a whole number, then such number will be rounded down to the nearest whole number.
(iii)
Delivery of the Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of the shares of Preferred Stock to the Holder on the Conversion Date for such conversion (the “Conversion Settlement Date”).
(iv)
Effect of Conversion. If any share of Preferred Stock is converted in full, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, such share of Preferred Stock will cease to be outstanding and all dividends will cease to accrue on such share of Preferred Stock.
(D)
Status of Common Stock Issued upon Conversion.
(i)
Status of Conversion Consideration; Listing. Each share of Common Stock delivered pursuant to this Certificate of Designation will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). The Company will cause each share of Common Stock issued pursuant to this Certificate of Designation, when delivered, to be admitted for listing on the Eligible Exchange. Any shares of Common Stock issued pursuant to this Certificate of Designation will be issued in the form of book-entries, which will be at the facilities of DTC.

(ii)
Transferability of Conversion Consideration. Any shares of Common Stock issued pursuant to this Certificate of Designation, if issued by the Company pursuant to an effective registration statement, will be identified therein by an “unrestricted” CUSIP number.
(E)
Voluntary Adjustments.
(i)
Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate for any period of time by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event, (ii) such increase is irrevocable during such period and (iii) the Company shall have received the prior written consent of the Holder prior to such adjustment. The Company and the Holder agree that any such voluntary adjustment to the Conversion Rate and any conversion of any shares of Preferred Stock based upon any such voluntary adjustment shall not constitute material non-public information with respect to the Company.
(ii)
Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 7(E)(i), then, no later than the first Business Day following such determination, the Company will send notice to the Holder of such increase, the amount thereof and the period during which such increase will be in effect.
(F)
Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.
(i)
Generally. If there occurs any:
(1)
recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);
(2)
consolidation, merger, combination or binding or statutory share exchange involving the Company;
(3)
sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(4)
other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock

Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designation, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due pursuant to the conversion of any shares of Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 7 (or in any related definitions) were instead a reference to the same number of Reference Property Units ; (y) for purposes of Section 7(A), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (z) for purposes of the definition of “Fundamental Change,” the term “ Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, the fair value of the Reference Property Unit will be determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of the shares of Preferred Stock in the manner set forth in this Section 7(F); (y) provides for subsequent adjustments to the Conversion Rate pursuant to Section 7(E) in a manner consistent with this Section 7(F); and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 7(F). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii)
Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holder of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion rights of the Preferred Stock.

(iii)
Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 7(F).
(G)
Limitations on Conversions.
(i)
Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, effective as of and following a Company Registration, if as a result of the conversion of any shares of Preferred Stock, a Holder (together with any applicable Attribution Parties) would beneficially own an aggregate number of shares of Common Stock that gives such Holder (together with any applicable Attribution Parties) beneficial ownership in excess of 9.99% of all of the Company’s then-outstanding common equity (including all outstanding shares of Common Stock and shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Stock”)), then the number of shares of Common Stock to be issued to such Holder upon conversion of the Preferred Stock shall equal such number of shares as would result in the beneficial ownership of such Holder (together with any applicable Attribution Parties) equaling 9.99% (the “Maximum Percentage”) of the number of outstanding shares of Common Stock and Class B Stock immediately after giving effect to such conversion or issuance, and the Required Holders and the Company shall work in good faith for the Company to issue (or cause to be issued) to such Holder non-voting securities which are economically equivalent to the Common Stock in lieu of any such excess number of shares of Common Stock into which the shares of Preferred Stock would otherwise be converted. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock and Class B Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock and Class B Stock held by the Holder and all other Attribution Parties (including, for the avoidance of doubt, the number of shares of Common Stock and Class B Stock that the Holder or Attribution Parties beneficially acquire on account of participating in the Qualified IPO) plus the number of shares of Common Stock issuable upon conversion of, or otherwise on account of, the shares of Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted shares of Preferred Stock beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(G). For purposes of this Section 7(G), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Certificate of Designation, in determining the number of outstanding shares of Common Stock the Holder may acquire in connection with its ownership of shares of Preferred Stock without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock and Class B Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent (as defined in the Securities Purchase Agreement) setting forth the number of shares of Common Stock and

Class B Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a notice from the Holder related to the conversion of the shares of Preferred Stock or any issuance of shares of Common Stock on account of such shares of Preferred Stock at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall promptly notify the Holder in writing of the number of shares of Common Stock and Class B Stock then outstanding and, to the extent that such conversion or issuance of shares of Common Stock would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 7(G), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall use reasonable best efforts to, within one (1) Trading Day confirm in writing or by electronic mail to the Holder the number of shares of Common Stock and Class B Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Stock, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of, or otherwise on account, the shares of Preferred Stock results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock and Class B Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Issuer and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert the shares of Preferred Stock or receive shares on account of such shares of Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(G) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 7(G) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 7(G) may not be waived or amended by the Company, any Holder or the Required Holders (or any combination thereof) and shall apply to a successor holder of any shares of Preferred Stock.

(ii)
Shares Held in Abeyance. In the event the Company is required to issue shares of Common Stock pursuant to this Certificate of Designation but is prohibited from so issuing such shares (or any applicable portion thereof) because it would cause such Holder, together with its Attribution Parties, to hold in excess of the Maximum Percentage, and the Required Holders and the Company are otherwise unable to negotiate a substitute issuance of non-voting economically equivalent securities for any such excess number of shares of Common Stock into which the shares of Preferred Stock would otherwise be converted, then such Excess Shares shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder together with its Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be issued such shares of Common Stock (or such economically equivalent securities) (and any such shares declared or made on such initial issuance or on any subsequent issuance held similarly in abeyance) to the same extent as if there had been no such limitation.
Section 8.
Affirmative and Negative Covenants.
(A)
Corporate Existence. Subject to Section 9, the Company will cause to preserve and keep in full force and effect:
(i)
its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and
(ii)
the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such rights (charter and statutory), license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(B)
Ranking. All payments due under this Certificate of Designation in respect of a share of Preferred Stock shall rank pari passu with all other shares of Preferred Stock.
(C)
Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness except by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion or (c) amend or modify any documents or notes evidencing any Indebtedness. The Company shall not and shall not permit any Subsidiary to incur any Indebtedness that would cause a breach or Triggering Event under this Certificate of Designation or prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under this Certificate of Designation, including without limitation, the payment of dividends and redemption amounts in respect of the Preferred Stock.

(D)
Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
(E)
Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if (i) any Triggering Event has occurred hereunder and has not been waived by the Required Holders or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute a Triggering Event with respect to Section 10(A)(ii), Section 10(A)(iv), Section 10(A)(vi), Section 10(A)(ix), Section 10(A)(x) or Section 10(A)(xi)).
(F)
Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to (i) this Certificate of Designation or (ii) employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case of the foregoing clause (ii), the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, other than (i) pursuant to this Certificate of Designation, (ii) payments of dividends or distributions by a Subsidiary of the Company to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of Grayscale Operating, LLC or (iii) on a monthly basis beginning with December 2025, payments by the Company or its Subsidiaries of dividends in an amount not to exceed the Monthly Distribution Cap for the preceding month so long as, after giving effect to any such dividend, Cash and Cash Equivalents held by the Company and/or its consolidated Subsidiaries exceed $250 million (any such payment of dividends pursuant to this subclause (iii), a “Monthly Distribution”) or (c) lend money to any employees, officers or directors (except as permitted under clause (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of two hundred fifty thousand dollars ($250,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of two hundred fifty thousand dollars ($250,000) in the aggregate. If there are dividends or distributions made by the Company or any Subsidiary (other than a Subsidiary of the Company paying dividends or making distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company), within one (1) Business Day following the last day of the Company’s fiscal quarter in which such dividends or distributions were paid, the Company will provide the Holder with a written notice setting forth the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 8(F) during such fiscal quarter. Notwithstanding anything herein to the contrary, the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest (other than pursuant to this Certificate of Designation) if (A) any Triggering Event has occurred hereunder and has not been waived by the Required Holders or (B) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute a Triggering Event with respect to Section 10(A)(ii), Section 10(A)(iv), Section 10(A)(vi), Section 10(A)(ix), Section 10(A)(x), or Section 10(A)(xi) other than a Subsidiary of the Company paying dividends or making distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company.
(G)
Transfers. The Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole), except for Permitted Transfers and Permitted Investments.
(H)
Taxes. The Company and its Subsidiaries shall (a) pay when due all Taxes now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets, and (b) file on or before the due date therefor all personal property tax returns, except in each case of clause (a) or (b), taxes contested in good faith and by appropriate proceedings, for which they maintain adequate reserves therefor in accordance with GAAP or where the failure to pay or file would not, individually or in the aggregate, have a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement) on the Company.
(I)
Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto, provided that, for the avoidance of doubt, the foregoing shall not restrict the Company from using the net proceeds from the issuance of Preferred Stock on the Issue Date to fund the Company’s strategic holdings, including the purchase of Digital Assets, which is anticipated to initially reflect a market-cap weighted portfolio of large-cap Digital Assets, which asset exposure may be held through investments in shares of the Company’s investment products that hold such assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose in any material way.
(J)
Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful (in each case, as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times in all material respects with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(K)
Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain and preserve all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company or such Subsidiary that are necessary or material (in each case, as determined by the Company in good faith) to the conduct of its business in full force and effect.
(L)
Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.
(M)
Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly Owned Subsidiaries), except transactions (i) that are disclosed pursuant to the Securities Purchase Agreement, or (ii) for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.
(N)
Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any shares of Preferred Stock (other than as contemplated by the Securities Purchase Agreement and this Certificate of Designation or to the extent used to redeem or repurchase all, but not less than all, of the shares of Preferred Stock) or (ii) issue any other securities or incur any Indebtedness, in each case, that would cause a breach or Trigger under this Certificate of Designation or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under this Certificate of Designation, including, without limitation, the payment of dividends and redemption amounts in respect of the Preferred Stock.
(O)
Independent Investigation. At the request of the Required Holders at any time the Required Holders have determined in good faith that (i) a Triggering Event has occurred or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute a Triggering Event but the Company has not timely agreed to such determination in writing, the Company shall hire an independent, reputable accounting firm selected by the Company and approved by the Required Holders to investigate as to whether such Triggering Event or event or circumstance has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Triggering Event or event or circumstance has occurred, the Independent Investigator shall notify the Company of such Triggering Event or occurrence of such event or circumstance and the Company shall promptly deliver written notice to the Holder of such Triggering Event if such Triggering Event has occurred. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, any of the Company’s officers, directors, key employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries; provided, that the Company’s Chief Financial Officer and Chief Executive Officer shall also be invited to attend any discussion with any key employee or the Company’s independent public accountants), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.
(P)
Regulatory Filings. To the extent required in connection with the exercise of any the Holder’s rights with respect to the Preferred Stock (including the conversion or redemption thereof) (the “Exercise Transactions”), the Company and the Holder shall as soon as reasonably practicable (but in no event more than 10 business days) following written request by Holder, make any filings and apply for any approvals or consents that are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other applicable Antitrust Laws with respect to the Exercise Transactions and the Company and Holder shall, to the extent permitted under applicable law, (i) cooperate and coordinate, subject to all applicable privileges (including the attorney-client privilege), with the other in the making of any filings or submissions that are required to be made under any applicable Antitrust Laws or requested to be made by any Governmental Authority in connection with the Exercise Transactions, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice, or other Governmental Authorities in which any such filings or submissions are made under any applicable Antitrust Laws as promptly as practicable, and (iv) use their respective reasonable best efforts consistent with applicable law to cause the expiration or termination of the applicable waiting periods under any applicable Antitrust Laws as soon as reasonably practicable. Subject to applicable law relating to the exchange of information, the Holder shall have the right, with reasonable consideration of the Company’s comments, (x) to direct all matters with any Governmental Authority relating to the Exercise Transactions and (y) to review in advance, and direct the revision of, any filing, application, notification, or other document to be submitted by the Company to any Governmental Authority under any Antitrust Law. Neither party shall, without the prior written consent of the other party (which shall not be unreasonably withheld), participate in any meeting or substantive discussion with any Governmental Authority relating to the Exercise Transactions unless such party consults with the other party in advance and, to the extent permitted by such Governmental Authority, grants the other party the opportunity to attend and participate in such discussions. In furtherance of this Section 8(P), if any objections are asserted with respect to the Exercise Transactions under the HSR Act, any other applicable Antitrust Law or any other applicable law or if any legal proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, or any other Governmental Authority challenging the Exercise Transactions or that would otherwise prohibit or materially impair or delay the consummation of the Exercise Transactions (an “Antitrust Restriction”), the Company and the Holder shall use their respective reasonable best efforts to resolve any such objections or lawsuits or other proceedings (or threatened proceedings) so as to permit consummation of the Exercise Transactions as soon as reasonably practicable. For as long as the shares of Preferred Stock are outstanding, the Company shall (subject to any restrictions on provision of such information under applicable law) as promptly as reasonably practicable provide such information regarding the Company and its subsidiaries as the Holder may reasonably request in order to determine what antitrust requirements may exist with respect to the Exercise Transactions.

(Q)
Following the Direct Listing, upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Certificate of Designation, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 8(Q) shall limit any obligations of the Company, or any rights of the Holder, under the Securities Purchase Agreement.
(R)
The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, the Holder will not have any obligations hereunder except those obligations expressly set forth herein (and in the Securities Purchase Agreement) and the Holder is acting solely in the capacity of an arm’s length stockholder of the Company and not as a fiduciary or agent of the Company. The Company agrees that it will not assert any claim against the Holder based on an alleged breach of fiduciary duty by the Holder in connection with this Certificate of Designation or such Holder’s status as a stockholder of the Company. The Company acknowledges that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may, subject to applicable federal and state securities laws, freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.
(S)
Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (i) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of the Company’s obligations pursuant to this Certificate of Designation; and (ii) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holders by this Certificate of Designation, but will suffer and permit the execution of every such power as though no such law has been enacted.
(T)
Pro Forma Amount. The Pro Forma Amount shall not exceed the Pro Forma Amount Cap at any time.
(U)
Subsidiaries Issuances. The Company shall not permit any Subsidiary to issue shares of Prohibited Subsidiary Stock.

(V)
GSO LLC Agreement. The Company shall not, directly or indirectly, in any capacity, approve, consent to, vote in favor of, authorize or otherwise permit any action, amendment, modification, supplement, waiver, issuance or transaction by Grayscale Operating, LLC under the GSO LLC Agreement or related organizational or governance document that, individually or in the aggregate, could reasonably be likely to have an adverse effect on (i) the Company or (ii) a holder of the Preferred Stock without the consent of the Required Holders (it being understood that an amendment and restatement of the GSO LLC Agreement in connection with a Qualified IPO or Direct Listing that only becomes effective upon completion of such Qualified IPO or Direct Listing shall not require any such consent); provided that the foregoing shall not apply to (x) any actions by subsidiaries of Grayscale Operating, LLC taken in the ordinary course and consistent with past practices of such subsidiaries or (y) any such action, amendment, modification, supplement, waiver, issuance or transaction made or entered into on an arm’s length basis with an unaffiliated third party without the intent of causing any such adverse effect.
Section 9.
Successors.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A)
the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Certificate of Designation (including, without limitation, by way of incorporating the terms hereunder into the organizational documents of such Successor Corporation); and
(B)
immediately after giving effect to such Business Combination Event, no Triggering Event will have occurred that has not been waived and no Trigger will have occurred and be continuing which has not been waived.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Certificate of Designation with the same effect as if such Successor Corporation had been named as the Company in this Certificate of Designation, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Certificate of Designation.

Section 10.
Triggers and Remedies
(A)
Triggering Events. “Triggering Event” means the occurrence of any of the following (whose occurrence, for the avoidance of doubt, may be waived, but may not be cured):
(i)
any failure to pay in full when due any cash payment required pursuant to this Certificate of Designation, including, without limitation, any Holder Redemption

Price, Standard Redemption Price, or Default Redemption Price (including, for the avoidance of doubt, if the Company fails to pay any Holder Redemption Price, Standard Redemption Price or Default Redemption Price when due as a result of the Company having insufficient assets legally available therefor);
(ii)
any failure for two (2) Business Days in the payment when due of any dividends on the Preferred Stock (to the extent accrued pursuant to the terms of this Certificate of Designation) (including, for the avoidance of doubt, if the Company fails to pay any such dividends when due as a result of the Company having insufficient assets legally available therefor);
(iii)
any failure in the execution of the Company’s obligation to issue shares pursuant to this Certificate of Designation in accordance with Section 7;
(iv)
any failure in the execution of the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 6(A)(iii) or Compliance Certification and such failure continues for three (3) Business Days, or the delivery of a materially false or inaccurate Fundamental Change Notice or Compliance Certification;
(v)
any failure to timely deliver a Triggering Event Notice or any delivery of a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Triggering Event has occurred;
(vi)
any failure in the execution of the Company’s obligations or agreements under this Certificate of Designations or the Transaction Documents (in each case, other than as set forth in clauses (i) - (v) or (vii) – (xiv) of this Section 10(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document as of the date when made (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date); provided, however, that if such failure or breach can be cured, then such failure or breach shall not be a Triggering Event unless the Company has failed to cure such failure or breach within ten (10) days after its occurrence;
(vii)
any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;
(viii)
the Company fails to comply with any covenant set forth in Section 8(A), Section (B), Section 8(C), Section 8(D), Section 8(E), Section 8(F), Section 8(G), Section 8(N), Section 8(P), Section 8(Q), Section 8(T), Section 8(U) or Section 8(V) of this Certificate of Designation;

(ix)
(i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness having an individual principal amount in excess of at least one million dollars ($1,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or (ii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness of at least one million dollars ($1,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Indebtedness, to cause, Indebtedness having an individual principal amount in excess of one million dollars ($1,000,000) to become or be declared due prior to its stated maturity (whether or not such breach or default has been waived by the holders of such Indebtedness or otherwise cured);
(x)
one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least one million dollars ($1,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Business Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
(xi)
following a Direct Listing, the suspension from trading or failure of the Common Stock to be trading or listed on the Eligible Exchange for a period of three (3) consecutive Trading Days;
(xii)
the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:
(1)
commences a voluntary case or proceeding;
(2)
consents to the entry of an order for relief against it in an involuntary case or proceeding;
(3)
consents to the appointment of a custodian of it or for any substantial part of its property;
(4)
makes a general assignment for the benefit of its creditors;
(5)
takes any comparable action under any foreign Bankruptcy Law; or
(6)
generally is not paying its debts as they become due; or
(xiii)
a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)
is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;
(2)
appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;
(3)
orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or
(4)
grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law,

and, in each case under this Section 10(A)(xiii), such order or decree remains unstayed and in effect for at least thirty (30) days.

(xiv)
the Company’s stockholders approve any plan for the liquidation or dissolution of the Company.
(B)
Notice of Triggering Events. Promptly, but in no event later than two (2) Business Days after a Triggering Event, the Company will provide written notice of such Triggering Event to the Holder (a “Triggering Event Notice”), which Triggering Event Notice shall include (i) a reasonable description of the applicable Triggering Event, (ii) the date on which the Triggering Event occurred and (iii) the date on which the Trigger underlying such Triggering Event initially occurred, if different than the date on which the Triggering Event occurred.
(C)
Trigger Dividends. If a Trigger or a Triggering Event occurs, then in each case, each Holder will be entitled to receive, on a cumulative basis, whether or not authorized or declared, out of assets of the Company legally available therefor, dividends (in addition to the Stated Dividends) on each share of Preferred Stock (the “Trigger Dividend”) at a rate per annum equal to the Trigger Dividend Rate multiplied by the amount equal to the sum of (a) the Stated Value plus (b) all accrued and unpaid dividends on such share of Preferred Stock (including dividends accrued and unpaid on previously unpaid dividends, but excluding any dividends accruing and not yet due). Such Trigger Dividends will automatically accrue daily and compound quarterly from, and including, the date of such Trigger or Triggering Event, as applicable, to, but excluding, the date such Trigger is cured and all outstanding Trigger Dividends have been paid. Trigger Dividends hereunder will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable in arrears on the earlier of (i) the first day of each calendar month, (ii) the date such Trigger is cured, and (iii) the date on which any shares of Preferred Stock on which such Trigger Dividends have accrued (including dividends accrued and unpaid on previously unpaid dividends thereon) are redeemed, converted or otherwise retired (including, without limitation, a Conversion Settlement Date, Holder Redemption Date, Company Redemption Date, Fundamental Change Redemption Date or Triggering Event Redemption Date)
(D)
Triggering Event Redemption.
(i)
Automatic Triggering Event Redemption. If a Triggering Event set forth in Section 10(A)(xii) or Section 10(A)(xiii) occurs, then the Company shall immediately redeem, out of assets of the Company legally available therefor, all outstanding shares of Preferred Stock for a cash purchase price per share equal to the Default Redemption Price without any further action or notice by the Holder.
(ii)
Optional Triggering Event Redemption. If a Triggering Event (other than a Triggering Event set forth in Section 10(A)(xii) or Section 10(A)(xiii)) occurs and has not been waived by the Required Holders, then the Required Holders, by notice to the Company, may require the Company to redeem, out of assets of the Company legally available therefor, all or any portion of the shares of Preferred Stock outstanding on the date of such notice (such redeemed shares of Preferred Stock, the “Triggering Event Redeemed Shares”) for a cash purchase price per share equal to the Default Redemption Price, which Default Redemption Price shall be paid on the Business Day immediately following the date of such notice. If the Required Holders elect to effect a redemption pursuant to this Section 10(D)(ii), the Company shall redeem from each Holder on the Triggering Event Redemption Date such Holder’s pro rata amount of such Triggering Event Redeemed Shares based on the number of shares of Preferred Stock then-held by such Holder.

Section 11. Ranking.

All payments due under this Certificate of Designation shall rank pari passu with all other shares of Preferred Stock.

Section 12. Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Grayscale Investments, Inc.
290 Harbor Drive, 4th Floor
Stamford, Connecticut 06902
Attention: Craig Salm, Chief Legal Officer
Email address: [***]

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by e-mail to its e-mail address, which initially is as set forth in the Securities Purchase Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 13. Successors and Assigns.

All agreements of the Company in this Certificate of Designation will bind its successors and will inure to the benefit of the Holder’s successors and assigns.

Section 14. Severability.

If any provision of this Certificate of Designation is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Certificate of Designation will not in any way be affected or impaired thereby.

Section 15. Headings, etc.

The headings of the Sections of this Certificate of Designation have been inserted for convenience of reference only, are not to be considered a part of this Certificate of Designation and will in no way modify or restrict any of the terms or provisions of this Certificate of Designation.

Section 16. Amendments.

This Certificate of Designation may not be amended or modified unless in writing by the Company and the Required Holders, and any condition herein (express or implied) may be waived on behalf of all Holders by the Required Holders; provided that this Section 16 and the provision restricting the waiver or amendment of the limitation in Section 7(G) may not be amended or waived.

Section 17. Governing Law; Waiver of Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND

AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATION OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 18. Submission to Jurisdiction.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Certificate of Designation may be instituted in the Court of Chancery of the State of Delaware; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such court in any such suit, action or proceeding.

Section 19. Enforcement Fees.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Certificate of Designation and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable attorneys’ fees and expenses.

Section 20. Electronic Execution.

The words “execution,” “signed,” “signature,” and words of similar import in this Certificate of Designation shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

RESOLVED, FURTHER, that the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 22nd day of October 2025.

/s/ Edward McGee

Name: Edward McGee

Title: Chief Financial Officer